REVENUE SHARING AGREEMENT

THIS REVENUE SHARING AGREEMENT (this “Agreement”) is made and entered into this 20th day of August, 2012, by and between CIRTRAN BEVERAGE CORP., a Utah corporation (“CBC”); and PB ENERGY CORPORATION, a Utah corporation (“PBE”).

Recitals

A.           Pursuant to that certain Asset Purchase Agreement dated August 20, 2012 (“APA”), CBC conveyed to PBE certain tangible and intangible properties and rights, including (a) all of its non-terminated contracts with sub-distributors and sub-manufacturers of Playboy Energy Drink (“Product”), including any and all rights of non-circumvention; (b) a right to contract with and/or transact business with any past or present sub-distributors and sub-manufacturers notwithstanding non-circumvention provisions in terminated sub-agreements; (c) all Product-related inventory, including any and all point of sale items; (d) any and all tangible personal property of Seller to the extent related to the Product; (e) all accounts, accounts receivable and notes receivable due from non-terminated sub-distributors and/or sub-manufacturers of the Product; (f) all trade secrets, formulas, designs, artwork, marketing plans, marketing materials, contact lists, customer lists, and other intellectual property, all to the extent, and only to the extent, relating to the Product; and (g) all of Seller’s right, title and interest, if any, under the Distribution Contracts (as defined below) (the “Transferred Assets”), all as more particularly set forth in such APA.

B.           As partial consideration for the conveyance by Seller to PBE of the Transferred Assets, PBE agreed to pay to CBC certain amounts determined by reference to the gross revenue received by PBE from marketing and selling the Product pursuant to that certain “Product License Agreement” executed as of August 8, 2012, by and between PLAYBOY ENTERPRISES INTERNATIONAL, INC., a Delaware corporation, which appears therein as licensor, and PBE, which appears therein as licensee (the “License”). CBC and name desire to enter into this Agreement to evidence the obligation of PBE to make such payments. This is the Revenue Sharing Agreement referred to in the APA and that is executed simultaneously with the closing of the transfer of the Transferred Assets as provided therein.

Agreement

NOW THEREFORE, upon the foregoing premises, which are incorporated herein by reference, and for and in consideration of the APA and the mutual promises and covenants contained herein, the receipt and adequacy of which are hereby acknowledged, the parties hereby expressly agree as follows:

1.           DEFINITIONS.  In this Agreement the following words shall have the following meanings:

1.1          “Affiliate” shall mean a Person that directly or indirectly Controls, is Controlled by or is under common Control with another Person now or in the future, or that has any overlap in management, officers, directors, employees or owners.

1.2          “Agreement” shall mean this document, including all schedules and exhibits hereto.

1.3           “Commencement Date” shall mean the date on which (i) a Chapter 11 Plan (and all related documents) (collectively, the “Plan”) is confirmed by order of the Bankruptcy Court in the bankruptcy case entitled In re Play Beverages, LLC, Case No. 11-26046 pending in the United States Bankruptcy Court for the District of Utah (the “Bankruptcy Case”), (ii) the order confirming the Plan (“Confirmation Order”) becomes a Final Order, and (iii) the “Effective Date” of the confirmed Plan occurs.

1.4          “Control” shall mean the possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of management or policies of a Person, whether through ownership of equity, voting or other interests, by contract or otherwise.  A shareholder, member, partner or other holder of equity securities shall not be deemed to have “Control” of a Person unless he, she or it controls more than fifty percent (50%) of the voting rights of the Person and/or has the right to appoint a majority of the directors, officers or managers of the Person.

1.5          “Distributor Payments” shall mean any initial fees from a distributor in order to secure rights to distribute the Products in a certain region or territory.

1.6          “Event Revenue” shall mean revenue generated in connection with events.

1.7          “Gross Revenue” shall mean all consideration received by PBE relating to the manufacture, sale or promotion of Product, less only:  (a) returns, refunds, credits and allowances actually made or allowed by or to distributors, subcontractors or other customers for Product; (b) customary trade discounts (including anticipations) afforded to and actually taken by distributors, subcontractors or other customers against payment for the Licensed Product; and (c) taxes or tariff’s assessed on sales or importation (only where applicable and where paid or payable by PBE).  Without limitation, “Gross Revenue” shall include cash consideration paid to PBE on account of:  (i) Retail Sales; (ii) Wholesale Sales; (iii) Distributor Payments; and (iv) Event Revenue.  PBE understands, agrees and acknowledges that in the event that any sale or other disposition or transfer of Product is made by or on behalf of PBE to any person, organization, middleman, distributor, Subcontractor or other entity of any kind related or connected in any manner to PBE, or its officers, directors or major shareholders (individually and/or collectively “a Related Third Party”), the amount used for reporting Gross Revenue of such a sale or transfer shall always be the amount of cash or other consideration booked and/or received by PBE only from the first party that is not an Affiliated third party in the commercial chain for the sale or transfer of the Product leading from PBE to the final consumer.  Stated another way, Gross Revenue shall not include revenues received by distributors, subcontractors or other third parties upon their sale or resale of Product.  PBE’s receipt of a cash deposit, letter of credit or other security to assure future payment does not constitute Gross Revenue until earned by PBE.

1.8          “Internet Sales” shall mean the advertisement, promotion and sale of Products to individual consumers who submit orders for such Products directly through an E-Commerce Website consistent with the terms of this Agreement.

1.9          “Product” shall mean non-alcoholic energy drinks, non-alcoholic energy shots and any other non-alcoholic energy beverages, all of which may be manufactured, advertised, promoted, distributed and sold by or for PBE pursuant to the License.

1.10        “Person” shall mean any natural person, unincorporated association, partnership or legal or incorporated entity, such as a company or corporation.

1.11        “Reporting Period” shall mean a three month period commencing on the first day of the month in which the Commencement Date occurs and ending on the last day of each three months thereafter.

1.12        “Retail Sales” shall mean revenue generated under this Agreement in connection with consumer retail purchases of the Products.

1.13        “Sales,” whether at retail or wholesale, means and refers to the invoice quantity and invoice price charged by PBE for Product less:  (a) returns, refunds, credits and allowances actually made or allowed by or to distributors, subcontractors or other customers for Product; (b) customary trade discounts (including anticipations) afforded to and actually taken by distributors, subcontractors or other customers against payment for the Product; and (c) taxes or tariff’s assessed on sales or importation (only where applicable and where paid or payable by PBE). Accepting a cash deposit, letter of credit or other security to assure future payment does not constitute a Sale.

1.14        “Term” shall mean that period set out in Section 6.1 of this Agreement.

1.15        “Wholesale Sales” shall mean any payment from a distributor representing wholesale sales of the Products.

1.16        Interpretation.  Section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.  Except when the context clearly requires to the contrary:  (a) all references in this Agreement to designated “Sections” are to the designated Sections and other subdivisions of this Agreement; (b) instances of gender or entity-specific usage (e.g., “his,” “her,” “its,” or “individual”) shall not be interpreted to preclude the application of any provision of this Agreement to any individual or entity; (c) the word “or” shall not be applied in its exclusive sense, unless the context otherwise requires; (d) “including” shall mean that the items listed are illustrative, without any implication that all or even most of the components are mentioned; (e) references to laws, regulations, and other governmental rules (collectively, “rules”), as well as to contracts, agreements, and other instruments (collectively, “instruments”), shall mean such rules and instruments as in effect at the time of determination (taking into account any amendments thereto effective at such time without regard to whether such amendments were enacted or adopted after the Effective Date) and shall include all successor rules and instruments thereto; (f) references to “$,” “cash,” or “dollars” shall mean the lawful currency of the United States; (g) references to “federal” shall be to laws, agencies, or other attributes of the United States (and not to any state or locality thereof); (h) if any day specified in this Agreement for any notice, action, or event is not a business day, then the due date for such notice, action, or event shall be extended to the next succeeding business day; (i) references to “days” shall mean calendar days; references to “business days” shall mean all days other than Saturdays, Sundays, and days that are legal holidays in the state of Utah; (j) days, business days, and times of day shall be determined by reference to local time in Utah; (k) whenever in this Agreement a person or group is permitted or required to make a decision in its “discretion” or under a grant of similar authority or latitude, such person or group shall be entitled to consider only such interests and factors as it deems appropriate, in its absolute discretion; and (l) whenever in this Agreement a person or group is permitted or required to make a decision in its “good faith” or under another express standard, the Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or other applicable law.

2.           PAYMENTS AND STATEMENTS

PBE hereby agrees to pay to CBC an amount equal to (i) 10% of Gross Revenue of PBE arising after the Commencement Date from contracts, agreements, and arrangements for the distribution, marketing, and delivery of the Product with the distributors and manufacturers (including sub-distributors and sub-manufacturers) that are described in Schedule A, plus (ii) 5% (reduced by 0.5% at the end of each anniversary of the Commencement Date of this Agreement) of all other Gross Revenue (together, the “Revenue Share”), as follows:

2.1          PBE shall, within forty-five (45) days after the end of each Reporting Period, furnish to CBC complete and accurate statements, signed and certified to be true and complete by a duly authorized officer of PBE, showing the following related to such Reporting Period:

(a)           To the extent PBE engages in Retail Sales of Product, Sales volume and Gross Revenue (without deductions of any kind) from PBE’s Retail Sales of each Licensed Product by country or region and by distribution channel, including, but not limited to:

(i)           Mass retail/supermarkets;

(ii)          Convenience stores;

(iii)         Other retail outlets;

(iv)          Bars, clubs, restaurants, clubs & other locations involving late night activities;

(v)           Ecommerce; and

(vi)          Other (e.g., specialty stores);

(b)          PBE’s Wholesale Sales by country or region and by distributors or subcontractors (which PBE may report anonymously);

(c)          Distributor Payments to PBE by country or region and by distributors or subcontractors (which PBE may report anonymously);

(d)          To the extent PBE engages in direct sales of Product at Events or otherwise derives revenue from such Events, Event Revenue derived by PBE;

(e)          Copies of reports, if any, provided to PBE by its distributors. manufacturers and subcontractors regarding Retail Sales, Wholesale Sales, Event Revenue and/or other data regarding the sale or distribution of Product within ten (10) business days after PBE’s receipt of such information;

(f)           Revenue Share payable to CBC; and

(g)          Any and all currency conversion rates at which revenue in foreign currencies were converted to U.S. dollars.

2.2          At the same time as delivering such statement, PBE shall pay the amount of the Revenue Share for such reporting Periods.  The Revenue Share is payable when Products are considered sold, and Products are considered sold when invoiced, shipped, delivered and paid for.

2.3          All payments hereunder shall be made in U.S. dollars, together with such value added tax (or equivalent) as may be chargeable thereon and without deduction whatsoever, including deduction of any expenses or withholding or other taxes (amounts specified to be net of taxes).  Payments shall be made in cleared federal funds to CBC by bank transfer to the account identified by CBC from time-to-time.

2.4          When reasonably requested by CBC during the Term, PBE shall provide CBC with:  (a) copies of PBE’s most recent internal financial statements (and, if available, audited, compiled, or reviewed financial statements, including without limitation footnotes); (b) to the extent they exist, annual reports, 10-Ks (including the 10-Ks of any other company which for any reason include or take into account information relating to PBE’s financial condition and/or performance), balance sheets or other similar documents that indicate PBE’s financial status; and (c) an updated list of the names and addresses, to the extent known by PBE, of all manufacturing sources, subcontractors, distributors, suppliers, dealers, wholesalers, retailers, accounts and others which have been engaged in the design, manufacture, advertising, promotion, sale, distribution or other dealings with any or all of the Product.  Such list shall, if so requested by CBC and known by PBE, contain the full specification of all designs, utility models, patents or trademarks that may be involved, directly or indirectly, in the manufacture, production or distribution of any or all of the Products.

2.5          Any currency conversions that are required under this Agreement shall be made using the prevailing exchange rate (as reported in the Financial Times) as at the date of PBE’s payment or due date of payment, whichever is earlier.  Any cost of conversion included in a bank’s exchange rate must be accounted for with a corresponding increase in the amount being converted so that all costs of conversion, as well as wire transfer and other bank fees, shall be the sole expense of PBE, and CBC shall receive the full amount of payments without reduction.

2.6          Overdue payments shall bear simple interest at the rate of (a) one percent (1%) per month, compounded annually, or (b) the maximum interest rate permissible under law, whichever is less, from the due date of payment until actual payment.

2.7          PBE shall pay any withholding or similar taxes in a timely manner and shall on written request promptly provide CBC with a receipt evidencing such payment.

3.           BOOKS & RECORDS

3.1          PBE shall keep and maintain, during the Term and for at least five (5) years thereafter, complete and accurate books and records in connection with sales of Products and the computation of the Revenue Share in respect thereof, including invoices, correspondence, banking, financial and other records relating to the various items to be shown on the sales reports to be submitted under Section 2.1 hereof.  Such books and records shall be available for inspection and audit at any time or times during or after the Term during reasonable business hours and upon reasonable notice by CBC or its authorized representatives.  If CBC conducts such an audit and inspection which discloses a deficiency of less than five percent (5%) between the amount found to be due to CBC and the amount actually paid or credited to CBC, then PBE shall pay CBC the amount of the deficiency plus interest at the rate set out in Section 2.6.  If the audit discloses a deficiency of five percent (5%) or more between the amount found to be due to CBC and the amount actually paid to CBC, then PBE shall, in addition to paying the deficiency together with interest as calculated above, promptly reimburse CBC and/or its representatives for all costs and expenses incurred in conducting such audit (including travel, accommodation and local meal expenses).

3.2          The exercise by CBC, in whole or in part or at any time or times, of the right to audit records and accounts or of any other right herein granted, the acceptance by CBC of any statement or statements or the receipt and deposit by CBC of any payment tendered by or on behalf of PBE shall be without prejudice to any rights or remedies of CBC and shall not estop or prevent CBC from thereafter disputing the accuracy of any such statement or payment.

4.           REPRESENTATIONS & WARRANTIES

4.1          Each party represents and warrants that (a) it has the full right and authority to enter into this Agreement, perform its obligations and grant the rights and licenses granted hereunder; and (b) its execution, delivery and performance of this Agreement will not result in a breach of any material agreement or understanding to which it is a party or by which it or any of its material properties may be bound.

4.2          Except as expressly set forth in this Agreement, and to the extent permitted by Law, each party expressly disclaims all warranties and representations, whether express, implied or statutory, including any implied warranty of merchantability, non-infringement or fitness for a particular purpose.

5.           TERM AND TERMINATION

5.1          The term of this Agreement will begin on the Commencement Date and will continue in effect for so long as the License is in effect (the “Term”).

5.2          Termination of this Agreement for any reason shall be without prejudice to the rights and obligations of either party existing at termination, including the right to take action in respect of the circumstances giving rise to such termination.

6.           LIMITATION OF LIABILITY

In no event shall either party be liable to the other for any special, consequential, incidental, punitive or indirect damages of any kind (including  loss of profit), however caused, whether for breach of contract, breach of warranty, negligence, or otherwise. Nothing in this Agreement shall limit the liability of any party for personal injury, death or damage to real property caused by negligence or as otherwise prohibited by Law.

7.           NOTICES AND APPROVALS

7.1          All notices and statements to be given and approvals to be sought hereunder shall be given or made to CBC and PBE to the addresses set out below:

If to CBC, to:

CirTran Beverage Corp.
Attention: Kathryn Hollinger
4125 South 6000 West
West Valley, Utah  84128
Electronic mail: Iehab@cirtran.com

If to PBE, to:

PB Energy Corporation.
Attention: Iehab J. Hawatmeh
4125 South 6000 West
West Valley, Utah  84128
Electronic mail: Iehab@cirtran.com

7.2          Any notice shall be hand delivered, electronically mailed, or sent overnight by prepaid recognized national courier service, and shall be deemed to have been received: (i) if hand delivered, at the time of delivery; (ii) if sent by electronic mail, at the time of confirmed transmission; (iii) if sent by prepaid courier, one (1) business days after posting if to an address within the country of posting and three (3) business days if to an address outside such country.

8.           ASSIGNMENT

8.1          Without the prior written consent of CBC, PBE will not effect any permitted assignment, sublicense, delegation, or franchise of the License to any other party, by agreement, operation of law, or otherwise, without requiring, as a condition thereof, that such assignee or transferee assume all of the covenants and obligations of PBE under this Agreement.

8.2          PBE shall not assign, sublicense, delegate, or franchise this Agreement or any of PBE’s rights or obligations under the License or this Agreement, whether by operation of law or otherwise.  Further, PBE shall have no right (explicit or implicit) to do so, and any attempt to do so shall be void and constitute a material default under the license or this Agreement.  Any purported assignment, sublicense, delegation, franchise or other transfer of any of such rights or obligations by operation of law or otherwise without the required consent of CBC shall be void, of no force or effect and shall not be binding on CBC. For purposes of this Section 8.2, a change of Control of PBE or an agreement or contract with a subcontractor or other party that has the effect of or results in PBE completely and/or substantially abdicating and delegating its duties and obligations under this Agreement to such subcontractor or other party (but specifically excluding the delegation of marketing, manufacturing and distribution duties and obligations to third parties, to the extent permitted by the License) shall be deemed to be an assignment prohibited by this Section 8.2.

8.3          In the event PBE wishes to assign, sublicense, delegate, or franchise the License or this Agreement or any of PBE’s rights thereunder, PBE shall notify CBC, and CBC will consider whether, in CBC’s sole discretion, it will consent to any such proposed assignment, sublicense, delegation, or franchise by PBE.

8.4          CBC shall not assign, sublicense, delegate, or franchise this Agreement or any of its rights or obligations under this Agreement without the prior written consent of PBE, which shall not unreasonably be withheld or delayed, except that nothing in this Agreement shall preclude (a) CBC from assigning, subcontracting or otherwise transferring this Agreement or any of its rights and/or obligations hereunder to any of its parents, subsidiaries or affiliates or to any individual or entity; provided that any transferee of CBC shall have license of such rights as required to enable the transferee to grant the rights to PBE in terms of this Agreement or (b) CBC from granting a security interest in its rights under this Agreement to CBC’s principal secured creditor, YA Global Investments, L.P. Any purported assignment, sublicense, delegation, franchise or other transfer of any of such rights or obligations by operation of law or otherwise without the required consent of PBE shall be void, of no force or effect and shall not be binding on PBE.

8.5          Subject to the foregoing restrictions set forth in this section, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their successors and assigns.

9.           GENERAL

9.1          In the event that any Section of this Agreement shall be deemed to be invalid or unenforceable, this shall not affect the legal enforceability of the Agreement as a whole, and the parties agree to replace such invalid Section with a mutually agreed enforceable replacement Section, as close as possible in interpretation to the invalid Section.

9.2          Nothing in this Agreement is intended on a proper construction to confer any benefit on any third party and no term will be enforceable by any third party.

9.3          Failure of any party at any time to demand strict performance by the other of any of the undertakings, terms or conditions set out this Agreement shall not be construed as a continuing waiver or relinquishment thereof and each party may at any time demand strict and complete performance by the other of the said undertakings, terms and conditions. No written waiver shall excuse the performance of any act other than those specifically referred to therein. The normal expiration of the term of this Agreement shall not relieve either party of its respective obligations accruing prior thereto, nor impair or prejudice the respective rights of either party against the other, which rights by their nature survive such expiration.  CBC makes no warranties or representations to PBE except those specifically expressed herein.  None of the terms of this Agreement may be modified or otherwise amended except by an express agreement in writing signed by the parties hereto.

9.4          This Agreement does not constitute and shall not be construed as constituting an agency, partnership or joint venture relationship between PBE and CBC. PBE shall have no right to obligate or bind CBC in any manner whatsoever, and nothing herein contained shall give or is intended to give any rights of any kind to any third persons.

9.5          In the event either party hereto files any action against the other to enforce any of the provisions of this Agreement or to secure or protect such party’s rights under this Agreement, such party shall be entitled to recover, in any judgment in its favor entered therein, the reasonable attorneys’ fees and litigation expenses of such party, together with such court costs and damages as are provided by Law.

9.6          This Agreement contains the entire agreement between the parties respecting its subject matter and shall replace and supersede any prior agreements or understandings or course of dealings or course of performance between the parties, whether written or oral, pertaining to the subject matter hereof.  Any amendment or variation hereto must be in writing and signed by both parties.  No purported course of dealings, conduct or failure to act shall provide a basis for purported modification of this agreement, of for any waiver of any party’s rights or obligations under this Agreement.

10.         GOVERNING LAW AND ALTERNATIVE DISPUTE PROCEDURES

10.1       Governing Law.  This Agreement shall be governed by and interpreted under the laws of the state of Utah without regard to its conflicts of law provisions.  PBE hereby submits to personal jurisdiction in Salt Lake County, Utah.

10.2        Dispute Resolution.  In the event of any dispute regarding the amount of Revenue Share payable pursuant to the provisions of Section 2 of this Agreement, the parties shall resolve such dispute in accordance with the provisions of this Section 10.2.   Within 14 days following notice by one party to the other of the existence of a dispute under Section 2 of this Agreement, the parties shall submit their dispute to at least four hours of mediation. In the event the parties cannot agree on a mediator or resolve the dispute within thirty (30) calendar days after notice of the existence of a dispute, the parties shall submit the dispute to binding arbitration as follows:

(a)           All proceedings pursuant to this section shall be conducted in accordance with the laws relating to mediation, arbitration or alternative dispute resolution of the state of Utah, as modified by the terms of this paragraph, supplemented by the commercial arbitration rules of arbitration procedures published by the American Arbitration Association, without, however, being required to submit such matter to the jurisdiction of United States Arbitration & Mediation, unless also agreed to by the parties.

(b)           All arbitrators selected shall be independent licensed attorneys, licensed certified public accountants, or other third parties who have knowledge and experience in the matters addressed by the claim.  In the event of the failure, refusal, or inability of any arbitrator to act, a new arbitrator shall be appointed in his or her stead.  Such appointment shall be made in the same manner as provided for the appointment of such arbitrator so failing, refusing, or being unable to act.

(c)           If the amount of the controversy is less than $250,000 as claimed by the party demanding arbitration or otherwise on the agreement of all parties, the matter may be resolved by a single arbitrator as provided in this paragraph.  The party demanding arbitration shall serve on all other parties, in the manner provided in this Agreement for giving notices, a written demand for arbitration, stating the specific facts upon which arbitration is demanded.  Within fifteen (15) days after service of the demand for arbitration, the party upon which the demand is made shall serve the demanding party a list of five (5) potential arbitrators.  Within ten (10) days after service of the list of potential arbitrators, the party demanding arbitration shall select an arbitrator and two alternate arbitrators.  Within ten (10) days after the party demanding arbitration has selected an arbitrator and two alternates, the parties to the arbitration, by joint communication, shall contact the selected arbitrator to determine if he or she is willing, able, and available to act as arbitrator.  If the selected arbitrator, for any reason, is unwilling, unable, or unavailable to act, then the parties, again by joint communication, shall contact the first and, if necessary, the second alternate to determine if he or she is willing, able, and available to act as arbitrator.  If none of the three chosen individuals is willing, able, or available to act as arbitrator, then the selection process set forth above shall be repeated until an arbitrator has been appointed.

(d)           If the amount in controversy as claimed in the written statement of the notice submitting the matter to arbitration equals or exceeds $250,000, the matter shall be determined by a panel of three (3) arbitrators.  The party notifying the other party of the demand for arbitration shall include with such demand the name of the arbitrator selected by such party.  Within fifteen (15) days after notice of the demand for arbitration the party upon which the demand is made shall notify the demanding party of the arbitrator selected by such party upon which the demand is made.  If the second arbitrator is not so designated within or by the time specified, then the appointment of such second arbitrator shall be made in the same manner as is provided below for the appointment of a third arbitrator in a case where the first and second arbitrator and the parties themselves are unable to agree upon the third arbitrator.  The first and second arbitrator so designated or appointed shall meet within twenty (20) days after the second arbitrator is appointed and if, within thirty (30) days after the second arbitrator is appointed, the first and second arbitrator do not agree upon an arbitration decision and award, they shall themselves appoint a third arbitrator, and in the event of their being unable to agree upon such appointment within ten (10) days after the above time, the third arbitrator shall be selected by the parties themselves if they can agree thereon within a further period of fifteen (15) days.  If the parties do not so agree, then both parties, by joint communication, or failing such joint communication, within seven (7) days, either party may request such appointment by the chief judge of the court having jurisdiction in the premises in the state whose laws govern the interpretation and enforcement of this Agreement.

(e)           The arbitration hearing shall be conducted pursuant to such rules and procedures as the arbitrator(s) may specify.

(f)           The arbitration hearing shall be held no later than 120 days after the appointment of the last arbitrator(s), unless extended by the mutual agreement of all parties to the arbitration.  The rules of evidence shall be observed at the arbitration proceeding.  At the arbitrator(s)' discretion, the arbitrator(s) may require pre-hearing briefs from the parties. Resolution of the dispute shall be based solely upon the laws governing the claims and defenses pleaded, and the arbitrator(s) may not invoke any basis, including notions of "just cause," other than such controlling law.  As reasonably required to allow full use and benefits of this Agreement, the arbitrator(s) may extend the time set for the giving of notices and setting of hearings.

(g)          The fees, costs, and expenses of the arbitration shall be paid one-half by the party demanding arbitration and one-half by the other party to the arbitration, subject to an award of reimbursement of fees, costs, and expenses by the arbitrator(s) to the prevailing party.

(h)           Arbitration shall be the sole and exclusive remedy between the parties respecting any dispute, protest, controversy, or claim arising out of or relating to the amount of Revenue Share determined in accordance with Section 2 of this Agreement, provided, however, the arbitrator(s) shall not have the power or authority to revoke, reform, or revise any portion of this Agreement or to award consequential, incidental, or punitive damages.  Awards shall include the arbitrator(s)' written, reasoned opinion and, at either party's written request within ten (10) days after issuance of the award, shall be subject to reversal and remand, modification, or reduction following a review of the records and arguments of the parties.

(i)           Unless all the parties to an arbitration otherwise consent in writing, the location of the arbitration hearings and the place of entry of the award shall be in Salt Lake County, Utah.  The parties consent to exclusive jurisdiction of, and agree that sole venue will lie in, the state and federal courts of the state of Utah, including the entry of a judgment on the award.  The arbitration award shall be final and binding and shall not be reviewable in any court on any grounds except corruption, fraud, or undue means of a party or for demonstrable partiality or corruption of the arbitrator(s).  The parties intend to eliminate all other court review of the award and the arbitration proceedings.  Except for proceedings to enforce or confirm an award or a proceeding brought by all parties to the dispute to vacate or modify an award, the initiation of any suit relating to a suit that is arbitrable under this Agreement shall constitute a material breach of this Agreement.

(j)           The parties understand that by agreeing to this binding arbitration provision, they waive their rights to trial by jury respecting any matter being arbitrated.

(k)           Except as necessary in a judicial proceeding allowable under this Section 10.2, all matters relating to any arbitration shall be confidential, including the existence and subject of the arbitration.

(l)           If any party shall institute any court proceeding in an effort to resist arbitration and be unsuccessful in resisting arbitration or shall unsuccessfully contest the jurisdiction of any arbitration proceedings or forum over any matter that is the subject of this Agreement, the prevailing party shall be entitled to recover from the unsuccessful party the prevailing party’s legal fees and any out-of-pocked expenses incurred in connection with the defense of such legal proceeding or its efforts to enforce its rights to arbitration as provide herein.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date below written.

CBC:

CIRTRAN BEVERAGE CORP.

By: /s/ Iehab Hawatmeh
Its: President

PBE:

PB ENERGY CORPORATION

By: /s/ Iehab Hawatmeh
Its: President

Schedule A to
REVENUE SHARING AGREEMENT

Schedule of Distributors

Approved Distributors

(Pre-2012 Contracts)

International

Distributor	Territory	Active	Contracted Countries
Quick Drinks Company Limited	Africa	Active	Angola
231 Chamberlain Road	Africa		Botswana
Jacobs, Durban 4026	Africa		Democratic Republic of the Congo
Republic of South Africa	Africa		Lesotho
(Luxury Condoms Company)	Africa		Malawi
	Africa		Mauritius
	Africa		Mozambique
	Africa		Namibia
	Africa		Seychelles
	Africa		South Africa
	Africa		Swaziland
	Africa		Tanzania
	Africa		Zambia
	Africa		Zimbabwe

MSA Offshore S.A.L	Middle East Countries	Active	Egypt
Rabbat Building, Badaro, Adlie	Asia		India
Beirut, Lebanon

Elite Home Group	Middle East Countries	Active	Jordan
Al Dammam Street	Middle East Countries		United Arab Emirets
Villa 40
Amman, Jordan

Distributor	Territory	Active	Contracted Countries
Gartmore Investments	Western Africa	Active	Nigeria
17 Nun Street			Benin
Maitama, Abuja			Burkina Faso
Nigeria			Cabo Verde
Cote d'Ivoire
Guinea
Guinea Bissau
Mali
Niger
Senegal
Togo
Gambia
Ghana
Liberia
Sierra Leone

K&H International, Inc.	Northern Europe	Modified	Russia
300 South Anderson Street	Northern Europe		Ukraine
Los Angeles, CA 90033

DeMarc Distributions Ltd.	Canada	Active	Canada
215-4800 No. 3 Road
Richmond, BC V6X 3A6
Canada

Global Food Importers Inc.	Eastern Europe	Modified	Poland
23621 99th Place West			Estonia
Edmonds, WA 98020			Latvia
USA			Lithuania

Guilfoile Connections	Japan	Active	Japan
3-11-8 Nakamachi
Setagaya-ku, Tokyo 158-0091
Japan

Skytex Co. Ltd.	Russia	Modified	Russia
109439, Moscow Yunih Lenintsev st. 99
Moscow, Russia

William's Import C.A.	Venezuela	Active	Venezuela
Calle Marcano C/Calle Fajardo - C.C. Joyero Galeria La Francia
2 Local 35, Sector Tachira, Zona Postal 6301
Nueva Esparta, Venezuela

Distributor	Territory	Active	Contracted Countries
PP <<Trade House Polyakov>>	Ukraine	Active	Ukraine
41, Chekhov Str,
Cherkassy, 18005
Ukraine

Play Beverage South America S.A.	Brazil	Active	Brazil
Rua Simao Bolivar, 1.250, bairro Juveve			Uruguay
CEP 80.040-140			Paraguay
City of Curitiba, Brazil			Argentina
Colombia
Chile
Bolivia
Peru
Panama
Puerto Rico
Dominican Republic
Costa Rica
El Salvador
Honduras
Guatemala
Belize
Jamaica
Mexico

United States

Distributor	Territory	Status
A&A Smart Shopping	California	Terminated
1554 Santa Anita Ave
South El Monte, CA 91733

Allied Beverages, Inc.	California	Active
13287 Ralston Ave
Sylmar, CA

Garden Foods, Inc.	Michigan	Active
6430 Wyoming Ave
Dearburn, MI 48126

Kemp & Kemp, LLC	Texas	Active
dba Kemp Distributors
11105 Aus-Tex Acres Lane
Manor TX 78653

Kozol Bros, Inc	Illinois	Active
2010 S. Briggs St.
Juliet, IL

Metro Beverage, Inc.	Pennsylvania	Active
455 Dunksferry Rd.	New Jersey
Bensalem, PA 19020	Delaware

Mussetter Distributing, Inc.	California	Active
12979 Earhart Ave.
Auburn, CA 95602

R&R Marketing, LLC	New Jersey	Active
10 Patton Drive
West Caldwell, NJ 07006

Resort Beverage Co.	Pennsylvania	Active
Route 611
Tannersville, PA 18372

Superior Products Co	California	Active
110 E. County Road 53
Willows, CA 95988

Playtime Energy, LLC	Ohio	Active
1057 Trumbull Avenue
Unit EE
Girard, Ohio 44420

Approved Distributors

(Post-2011 Contracts)

Distributor	Territory	Active	Contracted Countries
Noble Gate Industrial (Shenzhen) Co., Ltd.	Asia	Active	China, HK, Macau
3206 Building #2 Zhongshan Garden
Huli Rd.
Shenzhen, China

Quentin Holding BV	Europe	Active	UK, Germany, Spain, Netherlands
Parnassiaveld 58, 1115 EE Duivendrecht
The Netherlands